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                                                                  Exhibit 99.16

                            INVESTMENT PERFORMANCE -- EATON VANCE MUNICIPAL BOND FUND, L.P.

The table below indicates the total return (capital changes plus reinvestment of all distributions) on a hypothetical investment of
$1,000 in the Fund covering the 1, 5, and 10 year periods ended December 31, 1996.


                                         VALUE OF A $1,000 INVESTMENT


                                VALUE OF       VALUE OF            TOTAL RETURN              TOTAL RETURN
INVESTMENT        INVESTMENT    INITIAL        INVESTMENT     EXCLUDING SALES CHARGE    INCLUDING SALES CHARGE
PERIOD            DATE          INVESTMENT*    ON 12/31/96    CUMULATIVE  ANNUALIZED    CUMULATIVE  ANNUALIZED

10 YEARS ENDED
12/31/96          12/31/86      $962.58        $2,057.46      113.75%     7.89%         105.75%     7.48%

5 YEARS ENDED
12/31/96          12/31/91      $962.49        $1,357.70      41.06%      7.12%         35.77%      6.31%

1 YEAR ENDED
12/31/96          12/31/95      $962.30        $1,008.29      4.78%       4.78%         0.83%       0.83%


Average annual total return is calculated using the following formula:

                                    n
                              P(1+T)  =  ERV

            where        P         =  an initial investment of $1,000 **
                         T         =  average annual total return
                         n         =  number of years
                         ERV       =  ending redeemable value of $1,000 initial investment at the end of the period


Cumulative total return is calculated using the following formula:

                               T = ( ERV / P ) - 1

            where        T         =  cumulative total return including the maximum sales charge
                         ERV       =  ending redeemable value of $1,000 initial investment at the end of the period
                         P         =  an initial investment of $1,000 ***


  * Initial investment less the current maximum sales charge of 3.75%.

 ** The average annual total return including the sales charge is calculated based on an initial investment of $1,000 less the maximum initial sales charge of 3.75%.

*** The cumulative total return including the sales charge is calculated based on an initial investment of $1,000 less maximum initial sales charge of 3.75%.
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                EATON VANCE MUNICIPAL BOND FUND L.P.
                 TAX EQUIVALENT YIELD CALCULATION



                     For the 30 days ended 12/31/96:

                             Interest Income Earned:           $458,417
 Plus                        Dividend Income Earned:
                                                               --------
 Equal                                 Gross Income:           $458,417

 Minus                                     Expenses:            $54,922
                                                               --------
 Equal                        Net Investment Income:           $403,495

 Divided by           Average daily number of shares
                      outstanding that were entitled
                               to receive dividends:          8,890,999
                                                              ---------
 Equal       Net Investment Income Earned Per Share:            $0.0454

                 Net Asset Value Per Share 12/31/96:             $10.47

                                      30 Day Yield*:               5.26%

 Divided by           One minus the Tax Rate of 31%:               0.69
                                                               --------
 Equal                      Tax Equivalent Yield **:               7.62%








 *  Yield is calculated on a bond equivalent rate as follows:
                          6
 2[(($0.0454/$10.47)+1)-1]

 ** Assuming a tax rate of 31%